Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148983) of Protalix BioTherapeutics, Inc. of our report dated February 25, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ Kesselman & Kesselman
Tel Aviv, Israel
February 25, 2010